UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the acquisition of Avnet Inc.'s ("Avnet") Technology Solutions business (the "Acquisition") and the Debt Financing (as defined herein). The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed combined financial position or results of operations actually would have been had the Acquisition and the Debt Financing been completed as of the dates indicated below. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and the Debt Financing as if those events had occurred on January 31, 2017, while the unaudited pro forma condensed combined statement of income for the year ended January 31, 2017 gives effect to the Acquisition and the Debt Financing as if those events had occurred on February 1, 2016. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Acquisition and the Debt Financing, (ii) factually supportable, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statement of income does not reflect any non-recurring charges directly related to the Acquisition and the Debt Financing. Further, because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to the completion of the Acquisition and the Debt Financing. Each of the adjustments is preliminary and is based on certain estimates and currently available information and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Management believes that all significant adjustments necessary to reflect the effects of the Acquisition and the Debt Financing are included in the accompanying unaudited pro forma condensed combined financial statements and are deemed to be reasonable.
The preliminary purchase price allocation has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. Additional valuation procedures are expected to be performed and any increases or decreases in the fair value of the assets acquired or liabilities assumed will result in adjustments to the unaudited pro forma condensed combined financial statements until the purchase price allocation is finalized. These adjustments could be material. The preliminary purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements and is not necessarily indicative of what the actual combined financial position or results of operations of Tech Data ("the Company") and Avnet's Technology Solutions business (the "Acquired Business") would have been as of and for the periods presented, nor does it purport to represent the future combined financial position or results of operations of Tech Data and the Acquired Business.
The unaudited pro forma condensed combined financial statements do not reflect the impact of any potential cost savings or efficiencies that Tech Data may achieve from the combination of the two entities.
The following unaudited pro forma condensed combined financial statements have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017, the combined financial statements of the Acquired Business filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on January 17, 2017 and the condensed combined financial statements of the Acquired Business filed as Exhibit 99.2 to our Current Report on Form 8-K/A filed herein. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of income as of and for the year ended January 31, 2017 have been prepared utilizing period ends for Tech Data and the Acquired Business that differ by fewer than 93 days, as permitted by Regulation S-X.
The historical financial data for the Acquired Business for the year ended December 31, 2016 are derived by adding the financial data from the Acquired Business’ audited combined statement of income for the year ended July 2, 2016 and the unaudited condensed combined statement of income for the six-month period ended December 31, 2016, and subtracting the Acquired Business’ unaudited condensed combined statement of income for the six-month period ended January 2, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2017
(In thousands)

	Historical
	As of January 31, 2017	As of December 31, 2016				As of January 31, 2017
	Tech Data	Acquired Business	Reclassification Adjustments 2(j)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,125,591	$127,627	$—	$(1,454,392)	2(a)	$798,826
Accounts receivable, less allowances	3,047,927	2,862,859	—	—		5,910,786
Inventories	2,118,902	271,081	—	—		2,389,983
Prepaid expenses and other assets	119,906	65,067	—	1,220	2(d)	186,193
Total current assets	7,412,326	3,326,634	—	(1,453,172)		9,285,788
Property and equipment, net	74,239	145,424	(86,256)	—		133,407
Goodwill	199,021	648,158	—	98,531	2(b)	945,710
Intangible assets, net	130,676	45,210	86,256	893,790	2(b)	1,155,932
Other assets, net	115,604	39,130	—	(11,146)	2(c), (d), (h)	143,588
Total assets	$7,931,866	$4,204,556	$—	$(471,997)		$11,664,425
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short term debt	$—	$85,639	$(85,639)	$—		$—
Accounts payable	3,844,532	2,114,809	—	(5,816)	2(e)	5,953,525
Accrued expenses and other liabilities	493,199	198,438	—	(3,543)	2(d)	688,094
Revolving credit loans and current maturities of long-term debt, net	373,123	—	85,639	37,500	2(f)	496,262
Total current liabilities	4,710,854	2,398,886	—	28,141		7,137,881
Long term debt, less current maturities	989,924	—	—	962,500	2(f)	1,952,424
Other liabilities	—	58,995	(58,995)	—		—
Other long term liabilities	61,200	—	58,995	54,006	2(c), (d)	174,201
Total liabilities	5,761,978	2,457,881	—	1,044,647		9,264,506
Commitments and contingencies
Shareholders' equity:
Common stock	89	—	—	—		89
Additional paid-in capital	686,042	—	—	123,032	2(g)	809,074
Treasury stock, at cost	(1,070,994)	—	—	124,200	2(g)	(946,794)
Retained earnings	2,629,293	—	—	(17,201)	2(h)	2,612,092
Net parent company investment	—	1,954,977	—	(1,954,977)	2(i)	—
Accumulated other comprehensive loss	(74,542)	(208,302)	—	208,302	2(i)	(74,542)
Total shareholders' equity	2,169,888	1,746,675	—	(1,516,644)		2,399,919
Total liabilities and shareholders' equity	$7,931,866	$4,204,556	$—	$(471,997)		$11,664,425

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED JANUARY 31, 2017
(In thousands, except per share data)

	Historical
	Year Ended January 31, 2017	Year Ended December 31, 2016				Year Ended January 31, 2017
	Tech Data	Acquired Business	Reclassification Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$26,234,876	$8,703,172	$—	$—		$34,938,048
Cost of products sold	24,932,949	7,806,835	16,767	—	3(f)	32,756,551
Gross profit	1,301,927	896,337	(16,767)	—		2,181,497
Operating expenses:
Selling, general and administrative expenses	984,152	675,144	45,389	60,336	3(a)	1,765,021
Acquisition and integration expenses	28,966	—	—	(28,966)	3(d)	—
LCD settlements and other, net	(4,142)	—	—	—		(4,142)
Value added tax assessments	1,049	—	—	—		1,049
Restructuring, amortization, integration and other expenses	—	45,389	(45,389)	—		—
	1,010,025	720,533	—	31,370		1,761,928
Operating income	291,902	175,804	(16,767)	(31,370)		419,569
Interest expense	36,810	5,275	2,131	61,235	3(b)	105,451
Other (income) expense, net	(1,669)	11,234	(18,898)	—	3(f)	(9,333)
Income before income taxes	256,761	159,295	—	(92,605)		323,451
Provision for income taxes	61,666	59,798	—	(37,261)	3(c)	84,203
Net income	$195,095	$99,497	$—	$(55,344)		$239,248
Earnings per share:
Basic	$5.54				3(e)	$6.30
Diluted	5.51				3(e)	6.26
Weighted average shares outstanding:
Basic	35,194				3(e)	37,979
Diluted	35,428				3(e)	38,213

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition and Debt Financing, (ii) factually supportable, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the closing date of the Acquisition, and could result in a significant change to the unaudited pro forma condensed combined financial statements, including goodwill.

Tech Data's historical results are derived from Tech Data's audited consolidated statement of income for the year ended January 31, 2017. The historical financial data for the Acquired Business for the year ended December 31, 2016 are derived by adding the financial data from the Acquired Business' audited combined statement of income for the year ended July 2, 2016 and the unaudited condensed combined statement of income for the six-month period ended December 31, 2016, and subtracting the Acquired Business’ unaudited condensed combined statement of income for the six-month period ended January 2, 2016.

Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Tech Data's audited financial statements as of January 31, 2017 and the Acquired Business' audited financial statements as of July 2, 2016. Management has determined that no significant adjustments are necessary to conform the Acquired Business’ financial statements to the accounting policies used by Tech Data in the preparation of these unaudited pro forma condensed combined financial statements. Certain reclassifications have been reflected in the pro forma adjustments, as further described in Notes 2 and 3, to conform the Acquired Business’ presentation to Tech Data's in the pro forma financial statements. The pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of the Acquired Business to those of Tech Data due to limitations on the availability of information as of the date of this filing.

Description of the Acquisition

On September 19, 2016, Tech Data entered into an Interest Purchase Agreement, as subsequently amended, (the “Acquisition Agreement”) with Avnet to acquire all the shares of Avnet's Technology Solutions business.

Pursuant to the Acquisition Agreement, and subject to the terms and conditions contained therein, at the closing of the Acquisition on February 27, 2017, Tech Data acquired all of the outstanding shares of the Acquired Business for an aggregate purchase price of approximately $2.425 billion in cash (the "Cash Consideration") and 2,785,402 shares of the Company's common stock (the "Share Consideration"), valued at approximately $247 million based on the closing price of the Company's common stock on February 27, 2017 (representing approximately 7.3% of the Company's outstanding common stock after giving effect to the issuance of the new shares), with the Cash Consideration subject to certain working capital and other adjustments, as described in the Acquisition Agreement.

Acquisition Financing
In January 2017, the Company issued $500.0 million aggregate principal amount of 3.70% Senior Notes due 2022 and $500.0 million aggregate principal amount of 4.95% Senior Notes due 2027 (collectively the "Senior Notes") resulting in proceeds of approximately $989.9 million, net of debt discount and debt issuance costs of approximately $1.6 million and $8.5 million, respectively. The net proceeds from the issuance of the Senior Notes were used to fund a portion of the Cash Consideration.

In connection with the closing of the Acquisition on February 27, 2017, the Company borrowed $1.0 billion under a term loan credit agreement entered into on November 2, 2016 with a syndicate of banks (the "Term Loan Credit Agreement") in order to fund a portion of the Cash Consideration. The borrowings are comprised of $250.0 million of three-year senior unsecured term loans (the “2020 Term Loans”) and $750.0 million of five-year senior unsecured term loans (the “2022 Term Loans”). The outstanding principal amount of the 2020 Term Loans is payable on February 27, 2020. The outstanding principal amount of the 2022 Term Loans is payable in equal quarterly installments of i) for the first three years after the closing date, 5.0% per annum of the initial principal amount and ii) for the fourth and fifth years after the closing date, 10.0% per annum of the initial principal amount, with the remaining balance payable on February 27, 2022. The Company pays interest on advances under the Term Loan Credit Agreement at a variable rate based on LIBOR (or similar interbank offered rates depending on currency draw) plus a predetermined margin that is based on the Company's debt rating. The Company has estimated the average interest rate for the 2020 Term Loans and 2022 Term Loans to be approximately 2.7% and 2.8%, respectively, in the proforma condensed combined statement of income.

Any debt financing incurred to fund the Cash Consideration and to pay related fees and expenses, including the issuance of the Senior Notes and borrowings under the Term Loan Credit Agreement, is referred to collectively as the "Debt Financing".

Preliminary Purchase Price Allocation
The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of the Acquired Business with the excess recorded as goodwill. Such amounts were estimated using the most recent unaudited financial statements of the Acquired Business as of December 31, 2016. Certain amounts, such as the balances of cash and cash equivalents, accounts receivable, inventories, accounts payable and other current liabilities may vary materially based upon changes in the Acquired Business' balances between December 31, 2016 and February 27, 2017, with offsetting changes to goodwill. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein. Tech Data's consolidated financial statements as of April 30, 2017 will include updated amounts reflecting the February 27, 2017 estimated fair values.

(dollars in thousands)
Current and other assets	$3,327,854
Property and equipment, net	59,168
Capitalized software	86,256
Goodwill	746,689
Intangible assets, net	939,000
Other noncurrent assets	21,581
Total assets	5,180,548
Other current liabilities	2,309,704
Short-term debt	85,639
Other long-term liabilities	113,001
Total liabilities	2,508,344
Estimated purchase price	$2,672,204

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from customer and vendor relationships and trade names. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment to the pro forma condensed combined statement of income, as further described in Note 4. The identifiable intangible assets and related amortization are preliminary and are based on management's estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible asset.
Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the U.S. from the Acquisition is expected to be deductible for tax purposes. Goodwill recognized in foreign jurisdictions from the Acquisition is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation will be based on the Acquired Business' net assets acquired as of the date of the closing of the Acquisition and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the Cash Consideration paid, certain transaction costs paid prior to, or concurrent with, closing the Acquisition, as well as the borrowings under the Term Loan Credit Agreement.

(dollars in thousands)
Borrowings under the Term Loan Credit Agreement	$1,000,000
Cash Consideration paid	(2,424,972)
Transaction costs paid	(29,420)
Net cash outflow	$(1,454,392)

(b)
Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of the Acquired Business as discussed in Note 1 above. Additional information regarding the fair value of intangible assets acquired is discussed in Note 4 below.

(c)
Reflects the recognition of a $6,403,000 deferred tax asset based on the estimated U.S. blended federal and state statutory tax rate of 39% associated with the transaction costs as well as the elimination of the Acquired Business’ U.S. deferred tax assets of $24,917,000. Reflects the recognition of a $69,814,000 deferred tax liability based on the estimated blended foreign statutory rate of 26% associated with the net increase in foreign estimated amortizable identifiable intangible assets. The U.S. blended federal and state and blended foreign statutory tax rates do not reflect Tech Data’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(d)
Reflects the recognition of assets related to favorable operating lease terms compared to market terms of $8,588,000 ($1,220,000 in Prepaid expenses and other assets and $7,368,000 in Other assets, net) and the elimination of the Acquired Business’ deferred rent liabilities of $19,351,000 ($3,543,000 in Accrued expenses and other liabilities and $15,808,000 in Other long term liabilities) as a purchase accounting adjustment.

(e)	Reflects the elimination of $5,816,000 of accounts payable related to transaction costs.

(f)	Reflects adjustments to current and long-term debt for borrowings under the Term Loan Credit Agreement.

(g)	Reflects the recognition of the Share Consideration discussed above in Note 1.

(h)	Reflects the recognition of $23,604,000 of transaction costs, net of a $6,403,000 tax benefit discussed in Note 2 (c) above.

(i)	Reflects the elimination of the Acquired Business’ Net parent company investment and Accumulated other comprehensive loss.

(j)	Reflects the reclassification of $86,256,000 of capitalized software from Property and equipment, net to Intangible assets, net in conformity with Tech Data’s presentation.

3. Notes to Unaudited Pro Forma Condensed Combined Statement of Income

(a)
Represents adjustment to record amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. See Note 4 for further details on the amortization lives of the intangible assets expected to be recognized.

The adjustments to selling, general and administrative expenses are as follows:

(dollars in thousands)	Year Ended January 31, 2017
Amortization of purchased identifiable intangible assets	$77,769
Reversal of the Acquired Business’ historical intangible asset amortization	(17,433)
Total additional intangible assets amortization expense	$60,336

(b)
To record estimated incremental interest expense and amortization of debt financing fees associated with the Debt Financing, as described in Note 1, and to reverse transaction related bridge financing interest expense.

(dollars in thousands)	Year Ended January 31, 2017
Interest expense on debt financing	$70,720
Amortization of debt financing fees	2,405
Reversal of transaction related bridge financing interest	(11,890)
Total additional interest expense	$61,235

(c)
Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Tech Data and the Acquired Business utilized their respective blended statutory tax rates to compute the income tax expense related to each entity's pro forma condensed combined statement of income adjustment as follows:

	Year Ended January 31, 2017
(dollars in thousands)	Tech Data	Acquired Business	Total
Pro forma adjustments	$(110,038)	$17,433	$(92,605)
Statutory rate	40%	38%
Tax impact	$(43,806)	$6,545	$(37,261)

The statutory tax rates do not reflect Tech Data’s expected effective tax rate, which will include other tax charges and benefits, and do not take into account any historical or possible future tax events that may impact the combined company.

(d)	To reverse Tech Data’s one-time transaction costs incurred to date of $28,966,000.

(e)
Represents the earnings per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of common stock issued in the Acquisition, as described in Note 1, assuming the shares were outstanding for the entire year ended January 31, 2017.

Pro Forma Basic Weighted Average Shares (in thousands)	Year Ended January 31, 2017
Historical weighted average shares outstanding	35,194
Issuance of shares to Avnet	2,785
Pro forma weighted average shares (basic)	37,979

Pro Forma Diluted Weighted Average Shares (in thousands)	Year Ended January 31, 2017
Historical weighted average shares outstanding	35,428
Issuance of shares to Avnet	2,785
Pro forma weighted average shares (diluted)	38,213

(f)	Reflects the reclassification of $16,767,000 of foreign exchange losses from Other (income) expense, net to Cost of products sold in conformity with Tech Data’s presentation.
4. Intangible Assets

The significant intangible assets identified in the preliminary purchase price allocation discussed above include customer and vendor relationships, and trade names. The table below indicates the estimated fair value of each of the intangibles identified (in thousands) and the approximate useful lives of each:

Intangible Asset	Approximate Fair Value	Estimated Useful Life
Customer and vendor relationships	$894,000	13 years
Trade names	45,000	5 years
Total	$939,000

Fair value was estimated using the income approach. The income approach included the use of the multi-period excess earnings method for the acquired customer and vendor relationships and the relief-from-royalty method for the acquired portfolio of trade names. The significant assumptions used in estimating fair value include (i) the estimated life during which the asset will contribute to cash flows, based on inputs such as attrition rate of customers, remaining contractual terms, and expected use of the assets, (ii) the estimated profitability of the operations associated with each of the acquired assets, and (iii) the estimated discount rate that reflects the level of risk associated with receiving future cash flows.